EXHIBIT 99.2

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REPORTS SECOND QUARTER 2004 RESULTS

•	Revenues increased 10% to $193.0 million and income from operations increased to $19.3 million

•	Adjusted EBITDA increased 15% to $110.2 million

•	Cash provided by operating activities increased to $73.7 million

Boston, Massachusetts – August 2, 2004 – American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended June 30, 2004. Total revenues increased 10% to $193.0 million for the three months ended June 30, 2004, from $175.3 million for the three months ended June 30, 2003. Income from operations increased to $19.3 million for the three months ended June 30, 2004 from $5.0 million for the same period in 2003. Loss from continuing operations decreased to $59.9 million, or $(0.27) per share, for the three months ended June 30, 2004 from $80.2 million, or $(0.40) per share, for the same period in 2003. Loss from continuing operations for the three months ended June 30, 2004 includes a $31.4 million pre-tax loss on retirement of long-term obligations related to the refinancing of the Company’s credit facility and the repurchase of debt securities described below. Net loss decreased to $60.5 million, or $(0.27) per share, for the three months ended June 30, 2004 from $107.7 million, or $(0.53) per share, for the same period in 2003.

Adjusted EBITDA (“income from operations before depreciation, amortization and accretion and impairments, net loss on sale of long-lived assets and restructuring expense, plus interest income, TV Azteca, net”) increased 15% to $110.2 million for the three months ended June 30, 2004 from $96.1 million for the same period in 2003.

Net cash provided by operating activities increased to $73.7 million during the second quarter of 2004, compared to $43.5 million for the same period in 2003. Payments for purchase of property and equipment and construction activities during the second quarter of 2004 decreased to $7.8 million from $13.9 million for the same period in 2003.

Jim Taiclet, American Tower’s Chairman and Chief Executive Officer, stated “The healthy growth and strong fundamentals of the wireless industry continue to drive demand on our tower portfolio. Our core leasing business delivered another quarter of consistent performance with revenues increasing 10% and operating profit increasing 14% from 2003. We are confident in our ability to deliver sustained revenue growth as wireless carriers strive to improve the competitiveness of their networks. To best serve the growing needs of our customers, everyone at American Tower is focused on the fundamentals of operational execution: speed, responsiveness, and consistent quality. Our goal is to derive every possible dollar of value from our rich set of tower assets, further increasing our market share of new business and our tower operating margins.

“Consistent with our financial goals of strengthening our financial position and reducing our cost of capital, we successfully completed a new $1.1 billion credit facility during the quarter. The new credit facility significantly increases our financial flexibility by extending over $550 million in maturities to 2008 and beyond while enabling us to reduce our interest cost by repurchasing higher cost debt with our cash on hand, funds generated from operations and our $400 million revolving loan. Subsequent to the closing of our credit facility, we have had substantial initial progress by repurchasing over $200 million face amount

(Continued)

of our higher cost securities, eliminating approximately $18 million in annual interest expense. Looking to the future, we are committed to continuing our progress by further reducing interest expense and focusing on financial and strategic opportunities which will strengthen our overall financial position.”

Operating Highlights

Organic same tower revenue and same tower cash flow growth on the approximately 13,400 towers owned as of the beginning of the second quarter 2003 and the end of the second quarter 2004 were 9% and 11%, respectively, for the three months ended June 30, 2004, compared to the three months ended June 30, 2003.

For the three months ended June 30, 2004, rental and management segment revenues increased 10% to $167.6 million from $151.9 million, and rental and management segment operating profit increased 14% to $115.7 million from $101.2 million, for the same period in 2003. Rental and management segment operating profit margins increased to 69% for the three months ended June 30, 2004, from 67% for the same period in 2003.

Free cash flow (“Adjusted EBITDA less interest expense and payments for purchase of property and equipment and construction activities”) was $34.4 million for the three months ended June 30, 2004 as compared to $11.1 million for the same period in 2003. The 2004 free cash flow includes deductions of approximately $20.1 million for non-cash interest expense relating to the accretion of our 12.25% senior subordinated discount notes and amortization of deferred financing fees (excluding the $20.1 million would result in free cash flow of $54.5 million for the three months ended June 30, 2004).

Financing Highlights

The Company has continued to strengthen its financial position through a combination of strong operational execution and thoughtful capital markets activities.

As previously announced, the Company’s principal operating subsidiaries refinanced their existing senior secured credit facility with a new $1.1 billion senior secured credit facility. The new credit facility consists of $700.0 million in term loans, most of which was used to repay the existing credit facility and a portion of which was used to refinance other existing debt securities, and a $400.0 million revolving loan, of which approximately $373.3 million is available to refinance higher cost debt and for general corporate purposes. Consistent with prior disclosure and in connection with this refinancing, during the second quarter the Company recorded an $11.7 million loss due to the write-off of deferred financing fees relating to its prior credit facility.

With the completion of the new credit facility, the Company continued to implement its strategy of increasing financial flexibility and reducing its cost of capital and interest expense by repurchasing a total of $202.1 million of face amount in outstanding debt securities for an aggregate purchase price of $163.6 million in cash. The Company repurchased a total of $129.2 million of face amount in debt securities during the second quarter and an additional $72.9 million of face amount in debt securities subsequent to the end of the second quarter of 2004. The securities repurchased consisted of $22.5 million of 5.0% convertible notes, $152.7 million face amount ($86.2 million in accreted value) of 12.25% senior subordinated discount notes and $26.9 million of 9.375% senior notes. As a result of these repurchases, the Company anticipates saving approximately $18 million in annualized interest expense.

In connection with these debt repurchases, the Company recorded a $19.7 million loss on retirement of long-term obligations in the second quarter of 2004 consisting of $17.4 million paid in excess of accreted or face amount and $2.3 million in the write-off of deferred financing fees. In addition, the Company will record a loss on retirement of long-term obligations of approximately $11 million in the third quarter of 2004 in connection with the repurchases made subsequent to the end of the second quarter. Refer to the supplemental schedule provided on page 9 of this press release for a complete summary of our debt repurchase activity.

(Continued)

The combination of strong operating performance and refinancing activities reduced the Company’s Net Leverage Ratio (“total debt less cash and cash equivalents and restricted cash and investments on hand divided by second quarter annualized Adjusted EBITDA”) as of June 30, 2004 to 7.0x from 8.4x for the same period in 2003.

Strategic Announcements

The Company is currently exploring strategic alternatives for its construction services group, including a potential sale of some or all of its construction services capabilities. The construction services group is currently included in the Company’s network development services segment and had revenues of $21.2 million and approximately $14,000 of operating loss for the three months ended June 30, 2004.

The network development services segment will continue to provide complementary non-construction services to the rental and management segment including site acquisition, zoning and permitting and structural analysis.

2004 Outlook

The Company’s full year and quarterly 2004 outlook for each of its operating segments is provided on page 10 of this press release.

The Company has modestly refined its third quarter and fourth quarter rental and management segment outlook by raising its third and fourth quarter rental and management segment operating profit outlook to $117 million to $120 million and $120 million to $123 million.

The Company has adjusted its network development services segment revenue and operating profit outlook for 2004 to $87 million to $97 million and $4 million to $6 million, respectively, reflecting continued margin pressure in the construction business.

As a result of refinancing the credit facility and debt repurchases during the second quarter of 2004, the Company has reduced its full year 2004 outlook for interest expense to $267 million to $271 million, including $76 million of non-cash interest, from $270 million to $279 million, including $84 million of non-cash interest. In addition, an estimate of $11 million loss on retirement of long-term obligations, attributed to the debt security repurchases subsequent to the second quarter of 2004, is included in the Company’s outlook for the third quarter of 2004.

The Company has reduced its full year 2004 outlook for capital expenditures to a range between $44 million to $51 million due to lower than anticipated new tower construction in the first half of the year. The Company now expects to construct 90 to 110 new towers in 2004, down from its previous range of 120 to 150 towers.

Conference Call Information

American Tower will host a conference call today at 10:00 a.m. Eastern to discuss quarterly results and the Company’s outlook for full year 2004. The call will be hosted by Brad Singer, Chief Financial Officer, who will be joined by Jim Taiclet, Chairman and Chief Executive Officer. The dial-in numbers are US/Canada: (888) 497-7616, International: (212) 676-5246, no access codes required. A replay of the call will be available from 12:00 p.m. Eastern August 2, 2004 until 12:00 p.m. Eastern August 9, 2004. The replay dial-in numbers are US/Canada: (800) 633-8284 and international: (402) 977-9140, access code 21200179. American Tower will also sponsor a live simulcast of the call on its web site, http://investor.americantower.com. A replay of the call will be available on the web site shortly after the conclusion of the call.

(Continued)

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. For more information about American Tower Corporation, please visit our website www.americantower.com.

Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, we have presented the following non-GAAP financial measures: Adjusted EBITDA, Same Tower Cash Flow, Free Cash Flow and Net Leverage Ratio. These measures are not intended as substitutes for other measures of financial performance determined in accordance with GAAP. They are presented as additional information because management believes they are useful indicators of the current financial performance of our core businesses. We believe that these measures can assist in comparing company performances on a consistent basis without regard to depreciation and amortization or capital structure. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. Additionally, interest expense may vary significantly depending on capital structure. Notwithstanding the foregoing, our measures of Adjusted EBITDA, Same Tower Cash Flow, Free Cash Flow and Net Leverage Ratio may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included on pages 11 to 12 of this press release. Our results under GAAP are set forth in the financial statements attached as pages 5 to 7 of this press release.

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, our full year 2004 Outlook, and planned future asset acquisitions and sales. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a decrease in demand for tower space would materially and adversely affect our operating results; (2) our substantial leverage and debt service obligations may adversely affect our operating results; (3) restrictive covenants in our credit facilities and indentures could adversely affect our business by further limiting our flexibility; (4) our participation or inability to participate in tower industry consolidation could involve certain risks; (5) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, our revenue and our ability to generate positive cash flows could be adversely affected; (6) due to the long-term expectations of revenue from tenant leases, we are dependent on the creditworthiness of our tenants; (7) our foreign operations are subject to expropriation risk, governmental regulation, funds inaccessibility, and foreign exchange exposure; (8) a substantial portion of our revenues is derived from a small number of customers; (9) new technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues; (10) our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; and (11) the bankruptcy proceeding of our Verestar subsidiary exposes us to risks and uncertainties. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled “Factors That May Affect Future Results” in our Form 10-Q for the quarter ended March 31, 2004, which we incorporate herein by reference. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

(Continued)

UNAUDITED CONDENSED

CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$197,856	$105,465
Restricted cash and investments		170,036
Accounts receivable, net	44,193	57,735
Other current assets	68,232	68,160
Assets held for sale	3,389	10,119

Total current assets	313,670	411,515

Property and equipment, net	2,450,921	2,546,525
Goodwill and other intangible assets, net	1,636,389	1,649,760
Deferred income taxes	479,469	449,180
Notes receivable and other long-term assets	285,821	275,508

Total	$5,166,270	$5,332,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$104,285	$107,557
Accrued interest	52,639	59,734
Current portion of long-term obligations	6,495	77,622
Other current liabilities	34,445	41,449
Liabilities held for sale		8,416

Total current liabilities	197,864	294,778

Long-term obligations	3,260,322	3,283,603
Other long-term liabilities	46,228	23,961

Total liabilities	3,504,414	3,602,342

Minority interest in subsidiaries	11,697	18,599

STOCKHOLDERS’ EQUITY
Class A Common Stock	2,243	2,119
Class B Common Stock		70
Class C Common Stock		12
Additional paid-in capital	3,946,144	3,910,879
Accumulated deficit	(2,293,862)	(2,190,447)
Note receivable		(6,720)
Treasury stock	(4,366)	(4,366)

Total stockholders’ equity	1,650,159	1,711,547

Total	$5,166,270	$5,332,488

UNAUDITED CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES:
Rental and management	$167,587	$151,916	$332,163	$298,378
Network development services	25,385	23,366	46,988	38,371

Total operating revenues	192,972	175,282	379,151	336,749

OPERATING EXPENSES:
Rental and management	55,551	54,205	111,217	108,901
Network development services	24,183	21,500	44,997	36,212
Depreciation, amortization and accretion	81,925	79,624	159,059	159,278
Corporate general, administrative and development expense	6,651	6,965	13,530	13,613
Impairments, net loss on sale of long-lived assets and restructuring expense	5,373	8,002	9,287	11,698

Total operating expenses	173,683	170,296	338,090	329,702

INCOME FROM OPERATIONS	19,289	4,986	41,061	7,047

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net	3,652	3,528	7,192	7,030
Interest income	1,122	1,930	2,236	2,856
Interest expense	(68,045)	(71,201)	(137,217)	(142,943)
Loss on retirement of long-term obligations	(31,388)	(35,832)	(39,441)	(44,323)
Loss on investments and other expense	(1,277)	(402)	(2,099)	(25,601)
Minority interest in net earnings of subsidiaries	(490)	(793)	(1,913)	(1,363)

Total other expense	(96,426)	(102,770)	(171,242)	(204,344)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(77,137)	(97,784)	(130,181)	(197,297)
INCOME TAX BENEFIT	17,194	17,585	27,644	36,860

LOSS FROM CONTINUING OPERATIONS	(59,943)	(80,199)	(102,537)	(160,437)
LOSS FROM DISCONTINUED OPERATIONS, NET	(592)	(27,516)	(878)	(38,901)

NET LOSS	$(60,535)	$(107,715)	$(103,415)	$(199,338)

BASIC AND DILUTED NET LOSS PER COMMON SHARE AMOUNTS
Loss from continuing operations	$(0.27)	$(0.40)	$(0.46)	$(0.80)
Loss from discontinued operations	(0.00)	(0.13)	(0.01)	(0.20)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.27)	$(0.53)	$(0.47)	$(1.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	223,578	202,913	221,993	199,328

UNAUDITED CONDENSED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(In thousands)	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(103,415)	$(199,338)
Other non-cash items reflected in statements of operations	224,028	265,104
Decrease in assets	2,934	7,558
Decrease in liabilities	(18,157)	(22,737)

Cash provided by operating activities	105,390	50,587

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(18,666)	(32,691)
Payments for acquisitions	(18,353)	(41,096)
Payment for acquisition of Mexico minority interest	(3,947)
Proceeds from sale of businesses and other long-term assets	21,288	77,317
Deposits, investments and other long-term assets	548	635

Cash (used for) provided by investing activities	(19,130)	4,165

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt securities	225,000	419,884
Net proceeds from stock options and other	8,780	1,584
Repayment of notes payable, credit facilities and capital leases	(1,076,978)	(281,799)
Borrowings under credit facilities	700,000
Restricted cash and investments	170,036	(192,885)
Deferred financing costs	(20,707)	(21,231)

Cash provided by (used for) financing activities	6,131	(74,447)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	92,391	(19,695)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	105,465	127,292

CASH AND CASH EQUIVALENTS, END OF PERIOD	$197,856	$107,597

CASH PAID FOR INCOME TAXES	$989	$1,158

CASH PAID FOR INTEREST	$103,979	$122,399

UNAUDITED SUPPLEMENTAL INFORMATION

SELECTED CAPITAL EXPENDITURE DETAIL

(in millions)	Three Months Ended June 30, 2004

CAPITAL EXPENDITURES (PAYMENTS FOR PURCHASE OF PROPERTY AND EQUIPMENT AND CONSTRUCTION ACTIVITIES)
Discretionary	$4
Improvements/Augumentation	3
Corporate	1

Total	$8

SELECTED INTEREST EXPENSE DETAIL

(in millions)	Three Months Ended June 30, 2004
Credit facility	$7
12.25% Senior subordinated discount notes due 2008	14
Discount amortization of $0.01 warrants expiring 2008	2
9.375% Senior notes due 2009	23
7.25% Senior subordinated notes due 2011	7
7.50% Senior notes due 2012	4
3.25% Convertible notes due 2010	2
5.0% Convertible notes due 2010	4
Discount and deferred financing amortization	4
Other	1

Total interest expense	$68

SELECTED BALANCE SHEET DETAIL

(in millions)	June 30, 2004
LONG TERM OBLIGATIONS BREAKOUT, INCLUDING CURRENT PORTION
Revolving line of credit	$—
Term loan A	300
Term loan B	400
12.25% Senior subordinated discount notes due 2008	401
9.375% Senior notes due 2009	993
5.00% Convertible notes due 2010	276
3.25% Convertible notes due 2010	210
7.25% Senior subordinated notes due 2011	400
7.50% Senior notes due 2012	225
Capital leases	45
Other	17

Total long term obligations	$3,267

Net debt (Total long term obligations less total cash and cash equivalents)	$3,069

SELECTED SHARE DETAIL

June 30, 2004
TOTAL SHARES OUTSTANDING (in millions)	224.1

SELECTED TOWER PORTFOLIO DETAIL

Three Months Ended June 30, 2004	Owned Wireless Towers	Broadcast Towers	Managed or Lease/Sublease	Total
ACTIVE TOWER COUNTS
Beginning Balance, 4/1/04	13,611	327	899	14,837
New Construction	13	—	—	13
Acquisitions	38	—	—	38
Reductions	(16)	—	(180)	(196)

Ending Balance, 6/30/04	13,646	327	719	14,692

UNAUDITED SUPPLEMENTAL INFORMATION

SECOND QUARTER AND SUBSEQUENT DEBT REPURCHASES

(in millions)
	Balance as of March 31, 2004	2Q04 Repurchases	2Q04 Accretion	Balance as of June 30, 2004	3Q04 Repurchases to Date	Total Repurchases
Repurchase of Securities
12.25% Senior subordinated discount notes, net	$440.7	$(56.3)	$16.4	$400.8	$(29.9)	$(86.2)
9.375% Senior notes	1,000.0	(6.6)	—	993.4	(20.3)	(26.9)
5.00% Convertible notes	298.2	(22.5)	—	275.7	—	(22.5)

Total	$1,738.9	$(85.4)	$16.4	$1,669.9	$(50.2)	$(135.6)

	2Q04	3Q04 to date	Total*
Cash Paid to Retire Debt
Total accreted debt retired	$85.4	$50.2	$135.6
Total cash paid in excess of accreted value	17.4	10.6	28.0

Total cash paid to retire accreted value of debt	$102.8	$60.8	$163.6

*	Face value of total repurchases $202.1 million

American Tower Corporation Financial Summary August 2, 2004 (In millions, except per share data)	Page 10 of 12

QUARTERLY AND FULL YEAR 2004 OUTLOOK

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company’s expectations as of August 2, 2004. Company outlook is based on assumptions about the number of new builds constructed, tenant lease-up and the timing of tower closings. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information.

“Segment operating profit” is defined as segment revenues less segment operating expenses before depreciation, amortization and accretion, corporate general administrative and development expense, and impairments, net loss on sale of long-lived assets and restructuring expense. Segment operating profit for rental and management includes interest income, TV Azteca, net.

“Adjusted EBITDA” is defined as income from operations before depreciation, amortization and accretion and impairments, net loss on sale of long-lived assets and restructuring expense, plus interest income, TV Azteca, net.

	Q3 2004 Outlook Ranges			Q4 2004 Outlook Ranges			Full Year 2004 Outlook Ranges
Rental and management revenue	$171	to	$173	$174	to	$177	$677	to	$682
Rental and management segment operating profit (Includes interest income, TV Azteca, net)	117	to	120	120	to	123	465	to	471

Services revenue	20	to	25	20	to	25	87	to	97
Services segment operating profit	1	to	2	1	to	2	4	to	6

Total revenue	191	to	198	194	to	202	764	to	779
Total segment operating profit	118	to	122	121	to	125	469	to	477

Corporate and development expense	7	to	6	7	to	6	28	to	26

Adjusted EBITDA	111	to	116	114	to	119	442	to	452

Depreciation, amortization and accretion	78	to	77	78	to	77	315	to	313

Total interest expense	67	to	65	67	to	65	271	to	267

Loss from continuing operations	(40)	to	(34)	(28)	to	(22)	(170)	to	(158)

Basic and diluted net loss per common share from continuing operations (1)	(0.18)	to	(0.15)	(0.12)	to	(0.10)	(0.76)	to	(0.71)

Payments for purchase of property and equipment and construction activities	12	to	15	13	to	17	44	to	51

Non-cash interest expense included in total interest expense above:
Accretion of 12.25% senior subordinated notes due 2008	$12	to	$12	$13	to	$13	$53	to	$53
Accretion of warrants discount	2	to	2	2	to	2	8	to	8
Amortization of deferred financing fees	4	to	4	4	to	4	15	to	15

Total non-cash interest expense	$18		$18	$19		$19	$76		$76

(1)	3Q04 includes $11 million loss on retirement of long term obligations.

RECONCILIATION OF OUTLOOK TO GAAP MEASURES(2)

The reconciliation of loss from continuing operations to Adjusted EBITDA is as follows:

	Q3 2004 Outlook Ranges			Q4 2004 Outlook Ranges			Full Year 2004 Outlook Ranges
Loss from continuing operations	$(40)	to	$(34)	$(28)	to	$(22)	$(170)	to	$(158)
Interest expense	67	to	65	67	to	65	271	to	267
Depreciation, amortization and accretion	78	to	77	78	to	77	315	to	313
Other, including interest income, loss on retirement of long-term obligations, loss on investment and other expense, and income tax benefit	6	to	8	(3)	to	(1)	26	to	29

Adjusted EBITDA	$111	to	$116	$114	to	$119	$442	to	$452

(2)	We have not reconciled our adjusted EBITDA outlook to net loss because we do not provide guidance for loss from discontinued operations, net, which is the reconciling item between loss from continuing operations and net loss.

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

Second Quarter 2004: Organic same tower revenue and cash flow

The reconciliation of organic same tower revenue and cash flow for approximately 13,400 towers owned as of the end of the second quarter 2004 and the beginning of the second quarter 2003 is as follows:

	Three Months Ended June 30,
In thousands	2004	2003
Rental and management revenue	$167,587	$151,916
Revenue from towers not owned as of 4/1/2003 and 6/30/2004, real estate, managed or lease/subleased towers	(9,470)	(6,759)

Organic same tower revenue on approximately 13,400 towers	$158,117	$145,157

Organic same tower revenue % increase	9%

Rental and management expense	(55,551)	(54,205)

Expenses from towers not owned as of 4/1/2003 and 6/30/2004, real estate, managed or lease/subleased towers	12,851	13,366

Organic same tower expenses on approximately 13,400 towers	$(42,700)	$(40,839)

Organic same tower cash flow on approximately 13,400 towers	$115,417	$104,318

Organic same tower cash flow % increase	11%

Second Quarter 2004 and 2003: Adjusted EBITDA, free cash flow, and adjusted EBITDA margin

The reconciliation of net loss to adjusted EBITDA, free cash flow and adjusted EBITDA margin is as follows:

	Three Months Ended June 30,
	2004	2003
Net loss	$(60,535)	$(107,715)

Loss from discontinued operations, net	592	27,516

Loss from continuing operations	(59,943)	(80,199)

Interest expense	68,045	71,201
Interest income	(1,122)	(1,930)
Income tax benefit	(17,194)	(17,585)
Depreciation, amortization and accretion	81,925	79,624
Impairments, net loss on sale of long-lived assets and restructuring expense	5,373	8,002
Loss on retirement of long-term obligations	31,388	35,832
Minority interest in net earnings of subsidiaries	490	793
Loss on investments and other expense	1,277	402

Adjusted EBITDA	$110,239	$96,140

Interest expense	(68,045)	(71,201)
Payments for purchase of property and equipment and construction activities	(7,834)	(13,870)

Free cash flow	34,360	11,069

Accretion of 2.25% discount convertible notes due 2009	—	1,349
Accretion of 12.25% senior subordinated discount notes due 2008	14,183	12,872
Accretion of warrants discount (issued in conjunction with 12.25% notes)	2,261	2,245
Amortization of deferred financing fees	3,700	3,788

Free cash flow, excluding accretion and amortization of deferred financing	$54,504	$31,323

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

In thousands

Net Leverage Ratio

The calculation of net leverage for the end of the second quarter 2004 and 2003 is as follows:

	June 30,
	2004	2003
Cash and cash equivalents	$197,856	$107,597
Restricted cash and investments	—	192,885

Total cash and cash equivalents	197,856	300,482

Current portion of long-term obligations	6,495	234,238
Long-term obligations	3,260,322	3,282,589

Total debt	3,266,817	3,516,827

Net debt (Total debt less total cash and cash equivalents)	3,068,961	3,216,345
Respective 2Q Adjusted EBITDA	110,239	96,140
	x 4	x 4

Respective 2Q Annualized Adjusted EBITDA	$440,956	$384,560

Net Leverage Ratio (Net debt divided by respective 2Q annualized Adjusted EBITDA)	7.0x	8.4x

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